PRESS RELEASE	EXHIBIT 99

Scripps reports February revenue, statistics

For immediate release	(NYSE: SSP)
March 14, 2006

CINCINNATI – The E. W. Scripps Company today reported February revenue and statistics for its Scripps Networks, Shop At Home, newspaper and broadcast television operating divisions.

For competitive reasons, the company does not report monthly revenue from its online comparison shopping subsidiary, Shopzilla. The company reports Shopzilla revenue on a quarterly basis.

At Scripps Networks revenue was up 23 percent to $78.1 million in February compared with the same month a year ago.

February advertising revenue at Scripps Networks was up 23 percent and affiliate fee revenue increased 22 percent.

Scripps Networks includes the company’s portfolio of national cable and satellite television networks, including HGTV, Food Network, DIY Network, Fine Living and Great American Country (GAC).

HGTV and Food Network can both be seen in 89 million U.S. television households. DIY Network and Fine Living can be seen in about 36 million households. GAC reached 40 million U.S. households in February.

At the company’s newspapers, total revenue was up 5.2 percent to $58.9 million. Newspaper advertising revenue grew 6.7 percent during February. Broken down by category, newspaper advertising revenue during the month was:

•	Local, up 2.1 percent to $13.6 million.

•	Classified, up 12 percent to $20.0 million.

•	National, down 13 percent to $2.8 million.

•	Preprint, online and other, up 9.5 percent to $11.1 million.

At the company’s broadcast television stations, February revenue was up 34 percent to $30.2 million. Sale of commercial time related to the Super Bowl on the company’s six ABC affiliates and the Winter Olympics on the company’s three NBC affiliates contributed to the strong revenue growth. Broken down by category, broadcast television revenue was:

•	Local, up 40 percent to $19.6 million.

•	National, up 25 percent to $9.4 million.

At Shop At Home, the company’s television retailing subsidiary, February revenue was down 27 percent to $24.2 million. The company announced on Feb. 2 that it is in the process of exploring strategic alternatives for Shop At Home.

About Scripps

The E.W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, electronic commerce, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living, Great American Country and HGTVPro; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics; Shop At Home, which markets a growing range of consumer goods directly to television viewers in roughly 57 million U.S. households and online through shopathometv.com; and Shopzilla, the online comparison shopping service that carries an index of more than 30 million products from approximately 60,000 merchants.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

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THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: February	The E.W. Scripps Company
Report date: March 14, 2006	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	February			Year-to-date
	2006	2005	%	2006	2005	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$61.0	$49.6	23.2%	$114.1	$96.8	17.8%
Affiliate fees, net	16.2	13.4	21.5%	32.6	26.8	21.6%
Other	0.8	0.3	136.3%	1.4	0.7	94.4%

Scripps Networks	$78.1	$63.3	23.4%	$148.0	$124.3	19.1%

Subscribers (1)
HGTV				89.4	87.6	2.1%
Food Network				88.7	86.3	2.8%
Great American Country				40.5	37.3	8.6%

NEWSPAPERS (2)
Operating Revenues
Local	$13.6	$13.3	2.1%	$27.2	$26.8	1.6%
Classified	20.0	17.8	12.1%	40.6	37.3	8.9%
National	2.8	3.3	(13.0)%	6.3	6.8	(6.7)%
Preprints, online and other	11.1	10.2	9.5%	23.4	21.2	10.5%

Newspaper advertising	47.5	44.5	6.7%	97.6	92.0	6.0%
Circulation	10.2	10.3	(1.1)%	21.6	22.2	(2.6)%
Other	1.2	1.2	3.8%	2.5	2.4	1.9%

Newspapers	$58.9	$56.0	5.2%	$121.7	$116.7	4.3%

Ad inches (excluding JOAs) (in thousands)
Local	459	450	2.0%	942	918	2.6%
Classified	790	699	12.9%	1,582	1,461	8.3%
National	79	88	(9.8)%	172	181	(4.9)%

Full run ROP	1,329	1,238	7.3%	2,696	2,560	5.3%

BROADCAST TELEVISION
Operating Revenues
Local	$19.6	$14.0	40.3%	$35.5	$28.2	25.8%
National	9.4	7.5	25.0%	16.9	14.8	14.4%
Political	0.5	(0.0)		0.5	(0.0)
Other	0.7	1.0	(29.2)%	1.4	2.1	(30.6)%

Broadcast Television	$30.2	$22.5	34.3%	$54.4	$45.0	20.7%

SHOP AT HOME
Operating Revenues
Shop At Home	$24.2	$33.2	(27.0)%	$54.7	$64.7	(15.4)%

Avg. full-time equivalent homes	57.3	53.3	7.5%	57.3	53.8	6.5%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(2)	On February 2, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. We provide certain services to the partnership. To enhance comparability the reported revenues do not include operating revenues for such services or the operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.

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